UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 12, 2007

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

General Rate Case

On January 12, 2007, the Public Utility Commission of Oregon (OPUC) issued a final order (Order) in a general rate case proceeding, which addressed Portland General Electric Company's (PGE or the Company) requested rate increase.

As previously disclosed, PGE filed a general rate case in March 2006 and proposed tariffs with the OPUC that included an allowed return on equity of 10.75 percent. PGE also filed a 2007 Resource Valuation Mechanism (RVM) to cover its forecast of net variable power costs (NVPC) and requested recovery of costs for the Port Westward generating facility (Port Westward). PGE's requests totaled $143 million in an annual revenue increase composed of $72.7 million in higher NVPC related to the 2007 RVM proceeding, $25.1 million for increases in general (non-power) costs, and $44.9 million associated with Port Westward. The request also sought approval of an Annual Update Tariff to allow for an annual update in rates for forecast NVPC and an Annual Variance mechanism that would provide for rates to capture the difference between forecast power costs and actual NVPC. The 2007 RVM and general rate case dockets were consolidated by the OPUC.

The OPUC issued its final order on January, 12, 2007, which addressed PGE's proposed revenue requirement in the rate case, including the incremental revenue requirement for Port Westward. The OPUC approved an overall reduction in rates of $21.6 million, which was effective January 17, 2007 and an increase in rates of $42.1 million for Port Westward to be effective with the in service date of the facility, subject to certain provisions described below. The OPUC had previously approved an increase in annual revenues of $74.1 million for NVPC effective January 1, 2007, related to the 2007 RVM filing. The overall increase in annual revenues approved by the OPUC for 2007 for the RVM, the general rate case, and Port Westward proceedings was $94.6 million, or 6.4 percent.

General Rate Request

In regard to the general rate increase proposed by PGE, the OPUC approved a decrease in rates of $21.6 million, or 1.4 percent, effective January 17, 2007.  This decrease primarily reflects reductions in forecasted test year costs and the effects of the cost of capital decisions discussed below.

Port Westward

With regard to Port Westward, the OPUC reduced PGE's request by $2.8 million and authorized a rate increase of $42.1 million, or 2.8 percent to become effective at the time Port Westward is placed in service. The Commission also established a process for reexamining the Port Westward rate increase if the plant in service date is delayed beyond April 29, 2007. PGE is presently in the testing phase at Port Westward. Due to shortages of skilled labor and adjustments found to be necessary during testing and start-up operations, PGE now expects the facility to come on line in late April 2007. The financial impact of the delay from an early March completion is not expected to have a material impact to the Company's results of operations, financial condition, or cash flows.

Other significant decisions in the Order are summarized below.

Annual Update Tariff

The OPUC approved an Annual Update Tariff of the power cost forecast proposed by PGE, which will replace the RVM. This Tariff provides the process by which PGE will continue to annually adjust rates to reflect a new forecast of NVPC for each future calendar year. The first such filing is to be submitted by April 1, 2007 to forecast rates that would go into effect on January 1, 2008.

Power Cost Adjustment Mechanism

The Order puts in place a process by which PGE will adjust rates for a part of the difference between the forecast of NVPC put in place under the Annual Update explained above and the NVPC actually incurred in that year. This Power Cost Adjustment Mechanism (PCAM) will produce a possible refund to customers of 90 percent of the amount by which actual NVPC is less than forecasted NVPC in excess of an amount equal to 75 basis points of PGE's return on equity (ROE). The PCAM will produce a possible collection from customers of 90 percent of the amount by which actual NVPC is greater than forecasted NVPC in excess of an amount equal to 150 basis points of PGE's ROE. A refund will occur only to the extent that it results in PGE's actual ROE for that year being no less than 100 basis points above PGE's last authorized ROE. A collection will occur only to the extent that it results in PGE's actual ROE for that year being no greater than 100 basis points below PGE's last authorized ROE.

Rate of Return

The OPUC approved an allowed return on equity of 10.1 percent, instead of the 10.75 percent return proposed by PGE. Although PGE had proposed the use of a capital structure of 53 percent equity and 47 percent debt, the OPUC approved use of a capital structure of 50 percent equity and 50 percent debt to determine PGE's rate of return. The OPUC also reduced PGE's cost of debt from a requested 6.73 percent to 6.48 percent. The OPUC's adjustments for capital structure, debt cost, and return on equity have the effect of reducing PGE's requested rate of return from 8.87 percent to 8.29 percent.

The Company will continue to analyze the financial impacts from the Order and will provide updated 2007 earnings guidance as it deems appropriate.

Information Regarding Forward-Looking Statements

This current report includes forward-looking statements. Portland General Electric Company based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including matters and events related to the completion of the Port Westward power plant. As a result, actual results may differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company's most recent Annual Report on Form 10-K and the Company's reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	January 22, 2007	By:	/s/ Kirk M. Stevens
Kirk M. Stevens Controller and Assistant Treasurer